Sound Financial Bancorp, Inc. Q4 2023 Results
Seattle, WA, January 26, 2024 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended December 31, 2023, or $0.47 diluted earnings per share, as compared to net income of $1.2 million, or $0.45 diluted earnings per share, for the quarter ended September 30, 2023, and $2.9 million, or $1.12 diluted earnings per share, for the quarter ended December 31, 2022. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, payable on February 21, 2024 to stockholders of record as of the close of business on February 7, 2024.

Comments from the President and Chief Executive Officer
“In the fourth quarter, we grew both total and average loan balances, demonstrating our ability to meet the diverse needs of our clients in the communities we serve. Strategically, we opted to decrease reciprocal deposit funding at year end; however, we continue to view this tool as a valuable instrument for effective management of liquidity and our balance sheet,” remarked Laurie Stewart, President and Chief Executive Officer. "Additionally, we restructured five positions within the Bank, aligning with our commitment to optimize production staff size and minimize operating expenses. This decision stems from the ongoing subdued demand in the mortgage banking sector and the operational efficiencies derived from our technological enhancements," concluded Ms. Stewart.

Q4 2023 Financial Performance
Total assets decreased $35.0 million or 3.4% to $995.2 million at December 31, 2023, from $1.03 billion at September 30, 2023, and increased $18.9 million or 1.9% from $976.4 million at December 31, 2022.

Net interest income decreased $601 thousand or 7.4% to $7.6 million for the quarter ended December 31, 2023, from $8.2 million for the quarter ended September 30, 2023, and decreased $2.1 million or 21.9% from $9.7 million for the quarter ended December 31, 2022.

Net interest margin ("NIM"), annualized, was 3.04% for the quarter ended December 31, 2023, compared to 3.38% for the quarter ended September 30, 2023 and 4.05% for the quarter ended December 31, 2022.

Loans held-for-portfolio increased $19.0 million or 2.2% to $894.5 million at December 31, 2023, compared to $875.4 million at September 30, 2023, and increased $28.5 million or 3.3% from $866.0 million at December 31, 2022.

A$27 thousand release of provision for credit losses was recorded for the quarter ended December 31, 2023, compared to $75 thousand and $78 thousand provision for credit losses for the quarters ended September 30, 2023 and December 31, 2022, respectively. At December 31, 2023, the allowance for credit losses on loans to total loans outstanding was 0.98%.

Total deposits decreased $34.3 million or 4.0% to $826.5 million at December 31, 2023, from $860.9 million at September 30, 2023, and increased $17.8 million or 2.2% from $808.8 million at December 31, 2022. Noninterest-bearing deposits decreased $27.2 million or 17.7% to $126.7 million at December 31, 2023 compared to $153.9 million at September 30, 2023, and decreased $46.5 million or 26.8% compared to $173.2 million at December 31, 2022.

The loans-to-deposits ratio was 108% at December 31, 2023, compared to 102% at September 30, 2023 and 107% at December 31, 2022.
Earnings on bank-owned life insurance (“BOLI”) were $222 thousand for the quarter ended December 31, 2023, compared to $88 thousand for the quarter ended September 30, 2023 and $175 thousand for the quarter ended December 31, 2022.

Net gain on sale of loans was $76 thousand for both the quarter ended December 31, 2023 and the quarter ended September 30, 2023, and $49 thousand for the quarter ended December 31, 2022.
Total nonperforming loans increased $1.8 million or 101.8% to $3.6 million at December 31, 2023, from $1.8 million at September 30, 2023, and increased $598 thousand or 20.2% from $3.0 million at December 31, 2022. Nonperforming loans to total loans were 0.40% and the allowance for credit losses on loans to total nonperforming loans was 246.34% at December 31, 2023.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at December 31, 2023.

Operating Results

Net interest income decreased $601 thousand, or 7.4%, to $7.6 million for the quarter ended December 31, 2023, compared to $8.2 million for the quarter ended September 30, 2023, and decreased $2.1 million, or 21.9%, from $9.7 million for the quarter ended December 31, 2022. The decrease in the current quarter compared to the prior quarter was primarily the result of increases in funding costs, primarily the rates paid on and balances of money market and certificate accounts, partially offset by an increase in the yield earned on interest-earning assets. The decrease compared to the fourth quarter of 2022 was primarily the result of a higher overall funding costs, primarily due to an increase in rates, partially offset by a higher average balance of and yield earned on average interest-earning assets.
Interest income increased $651 thousand, or 5.1%, to $13.3 million for the quarter ended December 31, 2023, compared to $12.7 million for the quarter ended September 30, 2023, and increased $1.5 million, or 12.8%, from $11.8 million for the quarter ended December 31, 2022. The increase from the prior quarter was primarily due to higher average balances of loans and interest-bearing cash, coupled with an 11 basis point and 20 basis point increase in the average yield on loans and interest-bearing cash, respectively, following continued increases in the targeted federal funds rate during the first three quarters of 2023. This increase was partially offset by a decline in the average balance of and yield on investments. The increase in interest income from the same quarter last year was due primarily to higher average balances of loans and interest-bearing cash, and a 30 basis point increase in the average yield on loans, a 194 basis point increase in the average yield on interest-bearing cash, and a 26 basis point increase in the average yield on investments, partially offset by a decline in the average balance of investments.
Interest income on loans increased $528 thousand, or 4.6%, to $12.0 million for the quarter ended December 31, 2023, compared to $11.5 million for the quarter ended September 30, 2023, and increased $1.0 million, or 8.6%, from $11.1 million for the quarter ended December 31, 2022. The average balance of total loans was $884.7 million for the quarter ended December 31, 2023, up from $862.4 million for the quarter ended September 30, 2023 and $861.4 million for the quarter ended December 31, 2022. The average yield on total loans was 5.40% for the quarter ended December 31, 2023, up from 5.29% for the quarter ended September 30, 2023 and 5.10% for the quarter ended December 31, 2022. The increase in the average loan yield during the current quarter compared to the prior quarter was primarily due to the origination of loans at higher interest rates. The increase in the average balance during the current quarter compared to the prior quarter was primarily due to growth in real estate loans, in particular, commercial and multifamily and construction and land loans, and to a lesser extent consumer loans, partially offset by a decrease in commercial business loans. The increase in the average loan yield during the current quarter compared to the fourth quarter of 2022 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. The increase in the average balance of loans during the current quarter compared to the fourth quarter of 2022 was primarily due to loan growth across all categories.
Interest income on investments decreased $10 thousand to $129 thousand for the quarter ended December 31, 2023, compared to $139 thousand for the quarter ended September 30, 2023, and decreased $16 thousand from $145 thousand for the quarter ended December 31, 2022, primarily due to lower average balances. Interest income on interest-bearing cash increased $133 thousand to $1.2 million for the quarter ended December 31, 2023, compared to $1.0 million for the quarter ended September 30, 2023, and increased $579 thousand from $596 thousand for the quarter ended December 31, 2022, due to a higher average yield on and higher average balances of interest-bearing cash.
Interest expense increased $1.3 million, or 27.7%, to $5.8 million for the quarter ended December 31, 2023, from $4.5 million for the quarter ended September 30, 2023, and increased $3.6 million, or 170.8%, from $2.1 million for the quarter ended December 31, 2022. The increase in interest expense during the current quarter from the prior quarter was primarily the result of $66.4 million and $6.2 million increases in the average balance of savings and money market accounts and certificate accounts, respectively, as well as higher average rates paid on all categories of interest-bearing deposits (other than demand and NOW accounts), partially offset by a $24.7 million decrease in the average balance of demand and NOW accounts and a $2.7 million decrease in the average balance of borrowings, comprised of Federal Home Loan Bank ("FHLB") advances. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $113.8 million increase in the average balance of certificate accounts and an $84.2 million increase in the average balance of savings and money market accounts, as well as higher average rates paid on all interest-bearing liabilities (excluding subordinated notes), partially offset by a $97.2 million decrease in the average balance of demand and NOW accounts and a $19.2 million decrease in the average balance of FHLB advances. The average cost of FHLB advances was 4.26% for the quarter ended December 31, 2023, down from 4.38% for the quarter ended September 30, 2023, and up from 3.90% for the quarter ended December 31, 2022.

NIM (annualized) was 3.04% for the quarter ended December 31, 2023, down from 3.38% for the quarter ended September 30, 2023 and 4.05% for the quarter ended December 31, 2022. The decrease in NIM from the prior quarter was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of money market and certificate accounts at higher interest rates. The decrease from the same quarter a year ago was the result of an increase in the cost of funding, partially offset by an increase in interest income on interest-earning assets, driven by the higher average balance of and yield earned on loans and interest-bearing cash.
A release of provision for credit losses of $27 thousand was recorded for the quarter ended December 31, 2023, consisting of a provision for credit losses on loans of $337 thousand and a release of reserve for unfunded loan commitments of $364 thousand. This compared to a provision for credit losses of $75 thousand for the quarter ended September 30, 2023, consisting of provision for credit losses on loans of $224 thousand and a release of reserve for unfunded loan commitments of $149 thousand, and a provision for credit losses of $78 thousand for the quarter ended December 31, 2022, consisting of a provision for loan losses of $125 thousand and a release of the reserve for unfunded loan commitments of $47 thousand. The Company adopted the CECL standard as of January 1, 2023. All amounts prior to January 1, 2023 reflect our use of the incurred loss methodology to compute our allowance for credit losses, which is not directly comparable to the new, current expected credit loss methodology. The decrease in the provision for credit losses for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023 resulted primarily from enhancements to our loan loss methodology, which resulted in lower reserves on our unfunded loan portfolio that offset the increase in the allowance for credit losses on loans due to portfolio growth. In addition, expected loss estimates consider various factors including market conditions, customer specific information, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income decreased $15 thousand, or 1.4%, to $1.1 million for the quarter ended December 31, 2023, compared to $1.1 million for the quarter ended September 30, 2023, and increased $48 thousand, or 4.7% from $1.0 million for the quarter ended December 31, 2022. The decrease from the prior quarter was primarily related to a $124 thousand decrease in service charges and fee income, an $18 thousand downward adjustment in fair value adjustment on mortgage servicing rights due to lower market interest rates and a smaller servicing portfolio, and a $7 thousand decrease in servicing income due to a smaller servicing portfolio. These decreases were partially offset by a $134 thousand increase in earnings on BOLI policies due to higher market rates. The increase in noninterest income from the comparable period in 2022 was primarily due to a $47 thousand increase in the cash surrender value of BOLI, a $31 thousand increase improvement in the fair value adjustment on mortgage servicing rights due to higher market rates offset by the portfolio paying down at a faster speed than we are replacing the loans, and a $27 thousand increase in net gain on sale of loans as a result of increased sales volume. Loans sold during the quarter ended December 31, 2023, totaled $4.5 million, compared to $4.4 million and $3.5 million of loans sold during the quarters ended September 30, 2023 and December 31, 2022, respectively.

Noninterest expense decreased $404 thousand, or 5.2%, to $7.3 million for the quarter ended December 31, 2023, compared to $7.7 million for the quarter ended September 30, 2023, and increased $141 thousand, or 2.0%, from $7.2 million for the quarter ended December 31, 2022. The decrease from the quarter ended September 30, 2023 was primarily a result of lower salaries and benefits and operations expense, partially offset by higher regulatory assessments. Salaries and employee benefits decreased $346 thousand during the quarter ended December 31, 2023 compared to the prior quarter due to lower wages as a result of a restructuring of positions within the Bank, a lower incentive compensation accrual, lower commissions expense and lower payroll taxes associated with the aforementioned decreases, as well as a reversal of vacation expense due to forfeited hours at the end of the year primarily by those holding officer and senior leadership positions. Operations expense decreased $88 thousand primarily due to decreases in various expenses, including debit card processing, communications and marketing partially due to timing of transactions and the level of transactional activity. The increase in noninterest expense compared to the quarter ended December 31, 2022 was primarily due to a $470 thousand increase in data processing expenses due to software-related costs for new technology being implemented at the Bank and higher processing charges related to a higher volume of transactional activity, and, to a lesser extent, a $62 thousand increase in regulatory assessments and a $40 thousand increase in occupancy expense. These increases were partially offset by a decrease in salaries and benefits of $432 thousand, reflecting a decrease in incentive compensation as a result of fewer loans originated, changes to incentive compensation programs, including the addition of non-production performance requirements, and lower commission expense related to a decline in mortgage originations, partially offset by higher wages, lower deferred compensation and higher medical expense.

Balance Sheet Review, Capital Management and Credit Quality

Assets at December 31, 2023 totaled $995.2 million, down from $1.03 billion at September 30, 2023 and up from $976.4 million at December 31, 2022. The decrease in total assets from September 30, 2023 was primarily due to an decrease in cash and cash equivalents, partially offset by an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of an increase in loans held-for-portfolio, partially offset by a lower balance of cash and cash equivalents and investment securities.
Cash and cash equivalents decreased $52.2 million, or 51.2%, to $49.7 million at December 31, 2023, compared to $101.9 million at September 30, 2023, and decreased $8.1 million, or 14.1%, from $57.8 million at December 31, 2022. The decrease from September 30, 2023 was primarily due to the strategic decision to sell reciprocal deposits at the end of the year. The decrease from one year ago was primarily due to the increase in loans held-for-portfolio exceeding increases in deposits.
Investment securities increased $299 thousand, or 2.9%, to $10.5 million at December 31, 2023, compared to $10.2 million at September 30, 2023, and decreased $2.0 million, or 15.7%, from $12.4 million at December 31, 2022. Held-to-maturity securities totaled $2.2 million at December 31, 2023, September 30, 2023, and December 31, 2022. Available-for-sale securities totaled $8.3 million at December 31, 2023, compared to $8.0 million at September 30, 2023 and $10.2 million at December 31, 2022. The increase in available-for-sale securities from the prior quarter-end was primarily due to lower net unrealized losses resulting from an increase in market values during the current quarter, offset by regularly scheduled payments. The decrease from one year ago was primarily due to the call of one municipal bond in the fourth quarter of 2022, the maturity of $1.6 million in treasury securities in the first quarter of 2023, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the past 12 months.
Loans held-for-portfolio increased to $894.5 million at December 31, 2023, from $875.4 million at September 30, 2023 and $866.0 million at December 31, 2022. The increase in loans held-for-portfolio at December 31, 2023, compared to September 30, 2023, primarily resulted from increases across most loan categories, excluding one-to-four family and commercial business loans, with the largest increases occurring in commercial and multifamily loans and construction and land loans. The increase in commercial and multifamily loans from September 30, 2023 primarily resulted from conversion of construction projects to permanent financing. The increases in construction and land loans from September 30, 2023 was primarily due to new originations and progress fundings. The increase in loans held-for-portfolio at December 31, 2023, compared to one year ago, primarily resulted from increases across all loan categories, excluding commercial business loans. The increase from December 31, 2022 in loans held-for-portfolio primarily resulted continued strong loan demand and slower prepayments.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans, including nonperforming loan modifications, other real estate owned (“OREO”) and other repossessed assets, increased $1.8 million, or 76.8%, to $4.1 million at December 31, 2023, from $2.3 million at September 30, 2023 and increased $513 thousand, or 14.2%, from $3.6 million at December 31, 2022. The increase in NPAs from the prior quarter-end was primarily due to the addition of two loans totaling $2.3 million to nonaccrual status, partially offset by payoffs, the return of four loans to accrual status, and normal payment amortization. The increase from one year ago was primarily due to $2.9 million in additions, which included a $2.1 million business term loan, $649 thousand in four one-to-four family real estate loans, and $142 thousand in two manufactured home loans, partially offset by the payoff of $1.5 million in nonperforming one-to-four family real estate loans related to a single borrower, the write-off of one residential property for $84 thousand, and other payoffs and normal amortization.
NPAs to total assets were 0.42%, 0.23% and 0.37% at December 31, 2023, September 30, 2023 and December 31, 2022, respectively. The allowance for credit losses on loans to total loans outstanding was 0.98%, 0.96% and 0.88% at December 31, 2023, September 30, 2023 and December 31, 2022, respectively. Net loan charge-offs for the fourth quarter of 2023 totaled $15 thousand, compared to $3 thousand for the third quarter of 2023, and $15 thousand for the fourth quarter of 2022.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Nonperforming Loans:
One-to-four family	$1,108	$1,137	$914	$697	$2,135
Home equity loans	84	86	88	138	142
Commercial and multifamily	—	306	323	—	—
Construction and land	—	78	25	322	324
Manufactured homes	228	151	156	134	96
Commercial business	2,135	—	—	—	—
Other consumer	1	4	5	1	262
Total nonperforming loans	3,556	1,762	1,511	1,292	2,959
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	575	575	575	575	659
Total NPAs	$4,131	$2,337	$2,086	$1,867	$3,618

Percentage of Nonperforming Loans:
One-to-four family	26.9%	48.7%	43.8%	37.3%	59.0%
Home equity loans	2.0	3.7	4.2	7.4	3.9
Commercial and multifamily	—	13.1	15.5	—	—
Construction and land	—	3.3	1.2	17.3	9.0
Manufactured homes	5.5	6.5	7.5	7.2	2.7
Commercial business	51.7	—	—	—	—
Other consumer	—	0.2	0.2	—	7.2
Total nonperforming loans	86.1	75.4	72.4	69.2	81.8
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	2.3
Commercial and multifamily	13.9	24.6	27.6	30.8	15.9
Total OREO and repossessed assets	13.9	24.6	27.6	30.8	18.2
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,438	$8,217	$8,532	$7,599	$7,489
Adoption of ASU 2016-13(1)	—	—	—	760	—
Provision for (release of) credit losses during the period	337	224	(242)	245	125
Net charge-offs during the period	(15)	(3)	(73)	(72)	(15)
Balance at end of period	$8,760	$8,438	$8,217	$8,532	$7,599
Reserve for unfunded loan commitments
Balance at beginning of period	$557	$706	$795	$335	$382
Adoption of ASU 2016-13(1)	—	—	—	695	—
Provision for (reversal of) credit losses	(364)	(149)	(89)	(235)	(47)
Balance at end of period	193	557	706	795	335
Allowance for credit losses	$8,953	$8,995	$8,923	$9,327	$7,934
Allowance for credit losses on loans to total loans	0.98%	0.96%	0.96%	0.98%	0.88%
Allowance for credit losses to total loans	1.00%	1.03%	1.04%	1.07%	0.92%
Allowance for credit losses on loans to total nonperforming loans	246.34%	478.89%	543.81%	660.37%	256.81%
Allowance for credit losses to total nonperforming loans	251.77%	510.50%	590.68%	721.88%	268.13%
(1)    Represents the impact of adopting ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2023. Since that date, as a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses has been based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

Deposits decreased $34.3 million, or 4.0%, to $826.5 million at December 31, 2023, from $860.9 million at September 30, 2023 and increased $17.8 million, or 2.2%, from $808.8 million at December 31, 2022. The decrease in deposits compared to the prior quarter-end was primarily a result of the movement of reciprocal deposits off balance sheet for strategic objectives at year-end. The increase in deposits compared to one year ago was a result of an increase in certificate accounts and money market accounts, including $5.0 million of brokered deposits, which were primarily used to fund organic loan growth, partially offset by decreases in noninterest-bearing and interest-bearing demand accounts and savings accounts as interest rate sensitive clients moved a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. Our noninterest-bearing deposits decreased $27.2 million, or 17.7%, to $126.7 million at December 31, 2023, compared to $153.9 million at September 30, 2023 and decreased $46.5 million, or 26.8%, from $173.2 million at December 31, 2022. Noninterest-bearing deposits represented 15.3%, 17.9% and 21.4% of total deposits at December 31, 2023, September 30, 2023 and December 31, 2022, respectively.
FHLB advances totaled $40.0 million at both December 31, 2023 and September 30, 2023, compared to $43.0 million at December 31, 2022. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at December 31, 2023 had maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of December 31, 2023, September 30, 2023 and December 31, 2022.
Stockholders’ equity totaled $100.7 million at December 31, 2023, an increase of $416 thousand, or 0.4%, from $100.2 million at September 30, 2023, and an increase of $2.9 million, or 3.0%, from $97.7 million at December 31, 2022. The increase in stockholders’ equity from September 30, 2023 was primarily the result of $1.2 million of net income earned during the current quarter and a $349 thousand decrease in accumulated other comprehensive loss, net of tax, partially offset by $738 thousand in stock repurchases and the payment of $488 thousand in cash dividends to Company stockholders. In addition, stockholders' equity at both December 31, 2023 and September 30, 2023 was negatively impacted by the adoption of CECL in the first quarter of 2023, which resulted in an after-tax decrease to opening retained earnings of $1.1 million.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crisis, acts of war or terrorism, and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Interest income	$13,337	$12,686	$12,412	$12,174	$11,819
Interest expense	5,770	4,518	3,668	2,803	2,131
Net interest income	7,567	8,168	8,744	9,371	9,688
(Release of) provision for credit losses(1)	(27)	75	(331)	10	78
Net interest income after (release of) provision for credit losses	7,594	8,093	9,075	9,361	9,610
Noninterest income:
Service charges and fee income	576	700	670	581	618
Earnings on bank-owned life insurance	222	88	718	151	175
Mortgage servicing income	288	295	297	299	303
Fair value adjustment on mortgage servicing rights	(96)	(78)	96	(140)	(127)
Net gain on sale of loans	76	76	110	78	49
Total noninterest income	1,066	1,081	1,891	969	1,018
Noninterest expense:
Salaries and benefits	3,802	4,148	4,700	4,485	4,234
Operations	1,537	1,625	1,491	1,441	1,536
Regulatory assessments	198	183	154	153	136
Occupancy	458	458	435	459	418
Data processing	1,311	1,296	788	993	841
Net (gain) loss on OREO and repossessed assets	—	—	(71)	84	—
Total noninterest expense	7,306	7,710	7,497	7,615	7,165
Income before provision for income taxes	1,354	1,464	3,469	2,715	3,463
Provision for income taxes	143	295	577	547	539
Net income	$1,211	$1,169	$2,892	$2,168	$2,924
(1)    Amounts for periods prior to January 1, 2023 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, these prior period amounts were calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balances are not directly comparable.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Year Ended December 31
	2023	2022
Interest income	$50,609	$39,795
Interest expense	16,759	4,500
Net interest income	33,850	35,295
(Release of) provision for credit losses(1)	(273)	1,156
Net interest income after (release of) provision for credit losses	34,123	34,139
Noninterest income:
Service charges and fee income	2,527	2,368
Earnings on bank-owned life insurance	1,179	219
Mortgage servicing income	1,179	1,242
Fair value adjustment on mortgage servicing rights	(219)	207
Net gain on sale of loans	340	546
Total noninterest income	5,006	4,582
Noninterest expense:
Salaries and benefits	17,135	16,415
Operations	6,095	5,881
Regulatory assessments	688	452
Occupancy	1,810	1,737
Data processing	4,388	3,360
Net loss on OREO and repossessed assets	13	—
Total noninterest expense	30,129	27,845
Income before provision for income taxes	9,000	10,876
Provision for income taxes	1,561	2,072
Net income	$7,439	$8,804
(1)Amounts for the year ended December 31, 2022 include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, the prior period amount was calculated using the previously applied incurred loss methodology, rather than the current expected credit loss methodology adopted on January 1, 2023, and the balance is not directly comparable.

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$49,690	$101,890	$100,169	$81,580	$57,836
Available-for-sale securities, at fair value	8,287	7,980	8,398	8,601	10,207
Held-to-maturity securities, at amortized cost	2,166	2,174	2,182	2,190	2,199
Loans held-for-sale	603	1,153	1,716	1,414	—
Loans held-for-portfolio	894,478	875,434	855,429	870,545	865,981
Allowance for credit losses - loans	(8,760)	(8,438)	(8,217)	(8,532)	(7,599)
Total loans held-for-portfolio, net	885,718	866,996	847,212	862,013	858,382
Accrued interest receivable	3,452	3,415	3,100	3,152	3,083
Bank-owned life insurance, net	21,860	21,638	21,550	21,465	21,314
Other real estate owned ("OREO") and other repossessed assets, net	575	575	575	575	659
Mortgage servicing rights, at fair value	4,632	4,681	4,726	4,587	4,687
Federal Home Loan Bank ("FHLB") stock, at cost	2,396	2,783	3,583	2,583	2,832
Premises and equipment, net	5,240	5,204	5,321	5,370	5,513
Right-of-use assets	4,496	4,732	4,966	5,200	5,102
Other assets	6,106	6,955	7,276	5,633	4,537
TOTAL ASSETS	$995,221	$1,030,176	$1,010,774	$1,004,363	$976,351
LIABILITIES
Interest-bearing deposits	$699,813	$706,954	$663,765	$668,568	$635,567
Noninterest-bearing deposits	126,726	153,921	158,488	173,079	173,196
Total deposits	826,539	860,875	822,253	841,647	808,763
Borrowings	40,000	40,000	60,000	35,000	43,000
Accrued interest payable	817	588	619	385	395
Lease liabilities	4,821	5,065	5,306	5,543	5,448
Other liabilities	9,563	9,794	10,243	9,398	8,318
Advance payments from borrowers for taxes and insurance	1,110	1,909	732	2,099	1,046
Subordinated notes, net	11,717	11,707	11,697	11,686	11,676
TOTAL LIABILITIES	894,567	929,938	910,850	905,758	878,646
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	26	26
Additional paid-in capital	27,990	28,112	28,070	28,251	28,004
Retained earnings	73,627	73,438	72,923	71,362	70,792
Accumulated other comprehensive loss, net of tax	(988)	(1,337)	(1,094)	(1,034)	(1,117)
TOTAL STOCKHOLDERS' EQUITY	100,654	100,238	99,924	98,605	97,705
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$995,221	$1,030,176	$1,010,774	$1,004,363	$976,351

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Annualized return on average assets	0.46%	0.46%	1.17%	0.88%	1.16%
Annualized return on average equity	4.78%	4.60%	11.66%	8.88%	11.94%
Annualized net interest margin(1)	3.04%	3.38%	3.71%	4.01%	4.05%
Annualized efficiency ratio(2)	84.63%	83.36%	70.49%	73.65%	66.93%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Basic earnings per share	$0.47	$0.45	$1.12	$0.84	$1.13
Diluted earnings per share	$0.47	$0.45	$1.11	$0.83	$1.12
Weighted-average basic shares outstanding	2,542,175	2,553,773	2,574,677	2,578,413	2,565,407
Weighted-average diluted shares outstanding	2,560,656	2,571,808	2,591,233	2,604,043	2,600,905
Common shares outstanding at period-end	2,549,427	2,568,054	2,573,223	2,601,443	2,583,619
Book value per share	$39.48	$39.03	$38.83	$37.90	$37.82

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$884,677	$12,033	5.40%	$862,397	$11,505	5.29%	$861,371	$11,078	5.10%
Interest-bearing cash	88,401	1,175	5.27%	81,616	1,042	5.07%	70,961	596	3.33%
Investments	14,479	129	3.53%	14,793	139	3.73%	17,541	145	3.28%
Total interest-earning assets	$987,557	$13,337	5.36%	$958,806	$12,686	5.25%	$949,873	$11,819	4.94%
Interest-Bearing Liabilities:
Savings and money market accounts	$258,583	$1,586	2.43%	$192,214	$720	1.49%	$174,410	$88	0.20%
Demand and NOW accounts	169,816	149	0.35%	194,561	173	0.35%	267,043	280	0.42%
Certificate accounts	300,042	3,436	4.54%	293,820	2,984	4.03%	186,277	1,011	2.15%
Subordinated notes	11,714	168	5.69%	11,703	168	5.70%	11,669	168	5.71%
Borrowings	40,109	431	4.26%	42,815	473	4.38%	59,348	584	3.90%
Total interest-bearing liabilities	$780,264	5,770	2.93%	$735,113	4,518	2.44%	$698,747	2,131	1.21%
Net interest income/spread		$7,567	2.42%		$8,168	2.81%		$9,688	3.73%
Net interest margin			3.04%			3.38%			4.05%

Ratio of interest-earning assets to interest-bearing liabilities	127%			130%			136%
Noninterest-bearing deposits	$134,857			$151,298			$183,800
Total deposits	863,298	$5,171	2.38%	831,893	$3,877	1.85%	811,530	$1,379	0.67%
Total funding (1)	915,121	5,770	2.50%	886,411	4,518	2.02%	882,547	2,131	0.96%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Year Ended
	December 31, 2023			December 31, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$870,227	$46,470	5.34%	$783,372	$38,177	4.87%
Interest-bearing cash	74,708	3,621	4.85%	110,344	1,235	1.12%
Investments	13,661	518	3.79%	13,988	383	2.74%
Total interest-earning assets	$958,596	$50,609	5.28%	$907,704	$39,795	4.38%
Interest-Bearing Liabilities:
Savings and money market accounts	$194,810	$2,783	1.43%	$188,478	$211	0.11%
Demand and NOW accounts	204,922	736	0.36%	295,919	690	0.23%
Certificate accounts	280,238	10,617	3.79%	129,011	2,049	1.59%
Subordinated notes	11,698	672	5.74%	11,653	672	5.77%
Borrowings	43,977	1,951	4.44%	27,273	878	3.22%
Total interest-bearing liabilities	$735,645	16,759	2.28%	$652,334	4,500	0.69%
Net interest income/spread		$33,850	3.00%		$35,295	3.69%
Net interest margin			3.53%			3.89%

Ratio of interest-earning assets to interest-bearing liabilities	130%			139%
Noninterest-bearing deposits	$154,448			$190,113
Total deposits	834,418	$14,136	1.69%	803,521	$2,950	0.37%
Total funding (1)	890,093	16,759	1.88%	842,447	4,500	0.53%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Real estate loans:
One-to-four family	$279,448	$280,556	$273,720	$274,687	$274,638
Home equity	23,073	21,313	19,760	19,631	19,548
Commercial and multifamily	315,280	304,252	301,828	307,558	313,358
Construction and land	126,758	118,619	117,382	125,983	116,878
Total real estate loans	744,559	724,740	712,690	727,859	724,422
Consumer Loans:
Manufactured homes	36,193	34,652	31,619	27,904	26,953
Floating homes	75,108	73,716	70,596	73,579	74,443
Other consumer	19,612	18,710	17,915	17,378	17,923
Total consumer loans	130,913	127,078	120,130	118,861	119,319
Commercial business loans	20,688	25,033	23,939	25,192	23,815
Total loans	896,160	876,851	856,759	871,912	867,556
Less:
Premiums	829	850	884	946	973
Deferred fees, net	(2,511)	(2,267)	(2,214)	(2,313)	(2,548)
Allowance for credit losses - loans	(8,760)	(8,438)	(8,217)	(8,532)	(7,599)
Total loans held-for-portfolio, net	$885,718	$866,996	$847,212	$862,013	$858,382

DEPOSITS
(Dollars in thousands, unaudited)

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Noninterest-bearing demand	$126,727	$153,921	$158,488	$173,079	$173,196
Interest-bearing demand	168,345	185,441	208,571	235,836	254,982
Savings	69,461	76,729	79,349	83,991	95,641
Money market(1)	154,044	143,558	87,360	77,624	74,639
Certificates	307,962	301,226	288,485	271,117	210,305
Total deposits	$826,539	$860,875	$822,253	$841,647	$808,763
(1)Includes $5.0 million of brokered deposits.

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total nonperforming loans	$3,556	$1,762	$1,511	$1,293	$2,958
OREO and other repossessed assets	575	575	575	575	659
Total nonperforming assets	$4,131	$2,337	$2,086	$1,868	$3,617
Net charge-offs during the quarter	$(15)	$(3)	$(73)	$(72)	$(15)
(Release of) provision for credit losses during the quarter	(27)	75	(331)	10	78
Allowance for credit losses - loans	8,760	8,438	8,217	8,532	7,599
Allowance for credit losses - loans to total loans	0.98%	0.96%	0.96%	0.98%	0.88%
Allowance for credit losses - loans to total nonperforming loans	246.34%	478.89%	543.81%	659.86%	256.81%
Nonperforming loans to total loans	0.40%	0.20%	0.18%	0.15%	0.34%
Nonperforming assets to total assets	0.42%	0.23%	0.21%	0.19%	0.37%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total loans to total deposits	108.42%	101.86%	104.20%	103.60%	107.27%
Noninterest-bearing deposits to total deposits	15.33%	17.88%	19.27%	20.56%	21.41%

Average total assets for the quarter	$1,033,985	$1,005,223	$992,822	$996,516	$996,042
Average total equity for the quarter	$100,612	$100,927	$99,503	$99,028	$97,119

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495